Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL NAMES JOSEPH BONI TREASURER

DAYTON, Ohio, August 31, 2005 – DPL Inc. (NYSE: DPL) announced today that it has named Joseph R. Boni III as Treasurer for both DPL and its principal subsidiary, The Dayton Power and Light Company.

“Joe brings a wealth of treasury, cash management, and tax experience and will be a valuable asset to the Company,” said John Gillen, Senior Vice President and Chief Financial Officer of DPL Inc.  “Joe’s skills and management capabilities will strengthen our overall financial and accounting operations.”

Prior to joining DPL, Mr. Boni was Treasurer and Executive Officer of Roadway Corporation, a publicly-traded, Fortune 500 transportation holding company.  Mr. Boni also has experience as Director of Tax for American Greetings Corporation and as Senior Manager at KPMG LLP.

Mr. Boni is a Certified Public Accountant with both Master of Business Administration and Master of Accountancy degrees from Case Western Reserve University.  He earned his bachelor’s in finance from John Carroll University.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.